Exhibit 3.9

CERTIFICATE OF INCORPORATION

OF

PERLAND ENVIRONMENTAL TECHNOLOGIES, INC.

FIRST:                    The name of the Corporation is Perland Environmental Technologies, Inc.

SECOND:               The address of the Corporation’s registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

THIRD:                  The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

FOURTH:              The total number of shares of stock which the Corporation is authorized to issue is 3,000 shares, of which 3,000 shares shall be common stock, $.10 par value.

FIFTH:                   The name and mailing address of the incorporator is:

Richard S. Gabrielse

c/o Perini Corporation

73 Mt. Wayte Avenue

Framingham, Massachusetts 01701

SIXTH:                   A. The board of directors, by vote of a majority of the whole board at any regular or special meeting, shall have power to adopt, amend or repeal the by-laws of the Corporation; provided, however, that any by-law or amendment to the by-laws adopted by the board of directors may be repealed, and any by-law repealed by the board may be reinstated, by vote of the stockholders entitled at the time to vote for the election of directors, in which case the board of directors shall not thereafter take action with respect to the by-laws which is inconsistent with the action so taken by the stockholders; and provided further, that the board of directors shall not have power to amend or repeal any by-law adopted by the stockholders which by its terms, or any other provision of the by-laws, may be amended or repealed only by the stockholders.

B. Where the by-laws of the corporation provide that a section or subsection thereof may only be amended or repealed in accordance with this Certificate of Incorporation, such amendment or repeal shall require the affirmative vote of the holders of at least eighty percent (80%) of all outstanding shares of the Corporation entitled to vote thereon at any regular or special meeting of shareholders.

SEVENTH:                                      The following provisions are inserted for the regulation and conduct of the business and affairs of the Corporation and are in furtherance, and not in limitation or exclusion, of any powers conferred upon it by statute:

A. The affirmative vote of the holders of eighty percent  (80%) of the shares entitled to vote at any meetings of shareholders shall be necessary for the transaction of any of the following items of business;

(1)     Authorization of any amendment of this Certificate of Incorporation;

(2)     Authorization of the merger or consolidation of the Corporation into or with any other corporation;

(3)     Authorization of the sale, lease exchange or other disposition of all or substantially all of the assets of the Corporation; and

(4)     Authorization of the issuance and sale of any additional shares of stock of the Corporation of any class.

B. Election of directors need not be by written ballot except to the extent provided in the by-laws of the Corporation.

EIGHTH:                                                No Director shall be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that this provision shall not eliminate or limit the liability of a director (A) for any breach of the director’s duty of loyalty to the Company or its stockholders, (B) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (C) under Section 174 of Title 8 of the Delaware Code or any amendment thereto or successor provision thereto or (D) for any transaction from which the director derived an improper personal benefit. Neither the amendment nor repeal of this Article Eighth, nor the adoption of any provision of the Certificate of Incorporation inconsistent with this Article Eighth, shall eliminate or reduce the effect of this Article Eighth in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article Eighth would accrue or arise, prior to such amendment, repeal or adoption of inconsistent provision.

I, THE UNDERSIGNED, being the incorporator herein before named, for the purpose of forming a corporation pursuant to the General Corporation Law of Delaware, do make this Certificate, hereby declaring and certifying that this is my act and deed and the facts herein stated are true, and accordingly have hereunto set my hand this 25th day of March 1988.

/s/Richard S. Gabrielse
Richard S. Gabrielse

Commonwealth of Massachusetts
County of Middlesex

Be it remembered, that on this 25th day of March, 1988, personally appeared before me, the subscriber, a notary public for the state and county aforesaid, Richard S. Gabrielse, party to the foregoing Certificate of incorporation, known to me personally to be such, and I having first made known to him the contents of said Certificate, he did acknowledge that he signed, sealed and delivered the same as his voluntary act and deed, and deposed that the facts therein stated were truly set forth.

Given under my hand and seal of office the day and year aforesaid.

/s/Gilda A. Valle
[Notary Seal]	Notary Public
My Commission Expires May 12, 1989